SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                          (Amendment No. ____________)1



                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                     ---------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                   704699-10-7
                                   -----------
                                 (CUSIP Number)


(Date of Event Which Requires Filing of this Statement)          January 7, 2000
                                                                 ---------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [  ]        Rule 13d-1(b)

          [X ]        Rule 13d-1(c)

          [  ]        Rule 13d-1(d)


         1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages


------------------------------------------------------------
CUSIP No. 704699-10-7                                          13G
------------------------------------------------------------

-------------- -----------------------------------------------------------------------------------
      1
               NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                                                 James M. Weichert

-------------- ------------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                                            (a)  [   ]
                                                                                 (b)  [   ]

-------------- ------------------------------------------------------------------------------------

      3
               SEC USE ONLY


-------------- -------------------------------------------------------------------------------------

      4
               CITIZENSHIP OR PLACE OF
               ORGANIZATION
                                                                                 UNITED STATES

-------------- -------------------------------------------------------------------------------------

        NUMBER OF              5       SOLE VOTING POWER
         SHARES                                                                  286,730

                           ----------- -------------------------------------------------------------

      BENEFICIALLY             6
                                       SHARED VOTING OWNED BY POWER              0

                           ----------- -------------------------------------------------------------

          EACH
                               7
        REPORTING                      SOLE DISPOSITIVE POWER                    9.98%

                           ----------- -------------------------------------------------------------
         PERSON
                               8
          WITH                         SHARED DISPOSITIVE POWER                  0

                           ----------- -------------------------------------------------------------

      9
               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      286,730

-------------- -------------------------------------------------------------------------------------

     10
               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                                   [   ]

-------------- -------------------------------------------------------------------------------------

     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   9.98%

-------------- -------------------------------------------------------------------------------------

     12
               TYPE OF REPORTING PERSON*                                         IN

-------------- -------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages

Item 1(a).      Name of Issuer:

                Peapack-Gladstone Financial Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:

                158 Route 206 North
                Gladstone, New Jersey  07934

Item 2(a).      Name of Person Filing:

                James M. Weichert

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                1625 State Highway 10
                Morris Plains, New Jersey  07950

Item 2(c).      Citizenship:

                United States citizen

Item 2(d).      Title of Class of Securities:

                Common Stock, no par value per share

Item 2(e).      CUSIP Number:

                704699-10-7

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a)   Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

            (b)   Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.

            (d)   Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

            (e)   An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);

                               Page 3 of 6 pages

            (f) An employee benefit plan or endowment fund in accordance with Rule13d-1(b)(1)(ii)(F);

            (g) A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

            (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

            (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:

                  286,730

            (b)   Percent of class:

                  9.98%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        286,730

                  (ii)  Shared power to vote or to direct the vote

                        Not applicable.

                  (iii) Sole power to dispose or to direct the disposition of

                        286,730

                  (iv)  Shared power to dispose or to direct the disposition of

                        Not applicable.

                               Page 4 of 6 pages

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 8, 2000





                                                  JAMES M. WEICHERT
                                                  -----------------
                                                  James M. Weichert

                               Page 6 of 6 pages